Exhibit 99.1

Inpixon Completes Acquisition of Indoor Mapping Leader Jibestream Inc.

PALO ALTO, Calif., Aug. 19, 2019 (GLOBE NEWSWIRE) -- Inpixon (Nasdaq: INPX) (the “Company” or “Inpixon”), a leading indoor positioning and data analytics company, announced today that it has completed the acquisition of Jibestream Inc. (“Jibestream”), a premier provider of indoor mapping and location technology.

Jibestream has been a pioneer in experiential wayfinding software and mapping technologies since their founding ten years ago. The Jibestream solution, a full-featured geospatial platform that integrates business data with high-fidelity indoor maps to create smart indoor spaces, is deployed in hundreds of buildings globally including numerous marque venues such as Mall of America, The Pentagon, Westfield World Trade Center, San Francisco International Airport, several Veteran Affairs hospitals and Mall of the Emirates. Jibestream was selected as a “Cool Vendor” by global research firm Gartner in the 2018 Cool Vendors in Location Services for Wayfinding report, and was named as a Top Geospatial Company in 2019 by Geoawesomeness.

Jibestream, An Inpixon Company

Inpixon, a leading indoor positioning and data analytics company, has acquired Jibestream, a premier provider of indoor mapping and location technology.

 “Inpixon can now offer all four of the essential building blocks needed to make indoor spaces information-rich and helpful: mapping, positioning, analytics and development tools,” noted Nadir Ali, Inpixon CEO. “We believe we are one of very few companies that can offer this end-to-end solution, and that our new, expanded solution portfolio -- available today -- positions us well to secure a leadership position in what Marketsandmarkets forecasts will grow 42% CAGR to USD 40.99 billion by 2022. Further, we plan to integrate the solutions into an Indoor Location Data Platform which can ingest all of a customer’s indoor data and present a unified, map-based user interface, to give each user and department a tailored, personal view of the information they need to be successful. This is in direct alignment with, and helps us to fulfill, our mission to, ‘Do Good With Indoor Data.’”

“We are all very excited to have joined the Inpixon family,” said Chris Wiegand, Jibestream co-founder and Inpixon VP of Maps. “Combined, we have a unique and powerful portfolio -- from mapping, sensors, and positioning algorithms to video sensor fusion and even GPS technologies. I’m eager to take Indoor Positioning Analytics (IPA) to our customers and partners. Our expanded capabilities will enable us to further deliver on our commitment to make the indoor world digitally addressable to enhance the way people live, work and play indoors.”

Answers to frequently asked questions about this announcement can be found on the FAQ available here.

In accordance with the terms of a Securities Purchase Agreement, dated July 9, 2019 (as amended, the “Purchase Agreement”), Inpixon, through its wholly owned subsidiary Inpixon Canada, Inc., as purchaser, acquired 100% of the outstanding shares of Jibestream in exchange for consideration consisting of a combination of cash and shares of Inpixon’s common stock. For further information regarding the terms and conditions of the acquisition contained in the Purchase Agreement, and other related transactions, please see Inpixon’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission, in connection with this transaction.

About Jibestream

Jibestream, an Inpixon company (Nasdaq: INPX), is an award-winning software company that specializes in merging the location dimension into enterprise solutions for real-time visual intelligence. The company’s premier indoor mapping platform gives developers the tools to integrate business data with indoor maps to create tailored map-enabled solutions that address multiple use cases. For more information, please visit jibestream.com or connect with Jibestream on LinkedIn, Twitter and Facebook.

About Inpixon

Inpixon (Nasdaq: INPX) is a world leader in Indoor Positioning Analytics (IPA). The Inpixon Indoor Location Data Platform ingests diverse data from proprietary, IoT and third-party sensors designed to detect and position all active cellular, Wi-Fi and Bluetooth devices, and uses a proprietary process that ensures anonymity. Paired with a high-performance data analytics engine, patented algorithms and advanced mapping technology, this technology is used by a multitude of industries and disciplines including marketing, customer experience, operations, facility management and security. This multidisciplinary depiction of indoor data enables users to increase revenue, decrease costs, and enhance safety. Inpixon customers can boldly take advantage of mobility, analytics, sensor fusion and the Internet of Things (IoT) to uncover the untold stories of the indoors. For the latest insight on IPA, follow Inpixon on LinkedIn, @InpixonHQ on Twitter, and visit inpixon.com.

Safe Harbor Statement

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. While management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the control of Inpixon and its subsidiaries, which could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, Inpixon’s ability to integrate Jibestream’s technology and operations into its existing business, the fluctuation of economic conditions, the performance of management and employees, Inpixon’s ability to obtain financing, competition, general economic conditions and other factors that are detailed in Inpixon’s periodic and current reports available for review at sec.gov. Furthermore, Inpixon operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Inpixon disclaims any intention to, and undertakes no obligation to, update or revise forward-looking statements.

Contact

Inpixon Investor Relations:

CORE IR

Scott Arnold, Managing Director

+1516-222-2560

www.coreir.com

A photo accompanying this announcement is available at https://www.globenewswire.com/NewsRoom/AttachmentNg/9227f700-9389-473c-ae14-0bbe7200bf08